EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST AND
ASHFORD HOSPITALITY PRIME
Second Quarter 2015 Conference Call
August 7, 2015
10:00 a.m. Central

Introductory Comments – Stacy Feit

Good day, everyone, and welcome to today’s conference call to review results for both Ashford Hospitality Trust and Ashford Hospitality Prime for the second quarter of 2015 and to update you on recent developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, Douglas Kessler, President, Deric Eubanks, Chief Financial Officer and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in press releases that have been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in both companies’ filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Companies are not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Companies’ earnings releases and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on August 6, 2015, and may also be accessed through both companies’ websites at www.AHTREIT.com and www.AHPREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings releases together with all other information provided in the releases.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett
Good morning everyone and thank you for joining us. During the second quarter, we again posted strong operating performance at both Trust and Prime, driven by the positive trends that we continue to see in the lodging sector, as well as the success of our revenue initiatives. In addition, both companies have been active in the acquisition market and completed value-enhancing transactions during the quarter.

We continue to manage each business with the long term interests of all of its shareholders in mind and believe our long-term track record, coupled with industry-leading insider ownership among publicly traded hotel REITs, demonstrates our aligned interests with our shareholders. The Ashford management team has a long track record of creating shareholder value since Ashford Trust’s IPO in 2003. Over the years, we have worked on new and innovative ways to maximize the value of our existing assets while also looking for accretive opportunities to further invest in the hospitality industry.
Our shareholders have benefitted from our efforts. Since our IPO, Ashford Trust has achieved a 187% total shareholder return.

We are particularly shareholder-focused as we are also substantial shareholders in both Trust, with 16% insider ownership, and Prime, with 14% insider ownership. To put that in context, the next closest hotel REIT peer has 5% insider ownership and the peer average is around 2%. Having so much of our personal capital invested in these platforms has created a high level of alignment between our management team and our shareholders. Thinking and acting like shareholders has always distinguished Ashford from others in our industry. We consider it one of our main competitive advantages and the reason for our superior long-term performance. Our structure is much more aligned with shareholders than that of our peers. Our peers get paid mostly on the size of their platform and a bit on performance. Our advisor gets paid mostly dependent upon performance with a base fee affected largely by stock price and an incentive fee based exclusively on exceeding our peers’ returns. Given our high insider ownership across both of these platforms as well as the structure of our advisory agreements, we are the most highly aligned management team with our shareholders in the hotel REIT space.

I would like to take a moment to review the refinement in strategic direction that we recently announced at Trust. Following a full analysis of the potential strategies and in response to investor feedback, Trust has listed for sale a portfolio of 23 select-service hotels and will take an opportunistic approach to selling the remaining select-service hotels in the future. The initial Brokers Opinions of Value are approximately in the $575 to $600 million range for this portfolio. We have begun the sales process and anticipate completing the sale in early 2016. Trust focuses predominantly on upper upscale, full-service hotels. We believe this more simplified strategy will drive superior long-term returns for Trust shareholders, and we plan to redeploy the proceeds from the select-service portfolio sale – subject always to other factors such as share price - into accretive opportunities to acquire full-service assets. This is another step towards our goal with the Ashford group of companies of having very well-defined, distinct strategies within our investment platforms.

Further, Trust is not planning nor does it expect any future platform spinoffs; Trust will continue to target net debt to gross assets of 55 - 60%; and Trust will continue to target a cash and cash equivalents balance equal to 25-35% of its total equity market capitalization for financial flexibility. We hope these announcements and clarifications will provide investors with more comfort with our strategy and will help simplify the Trust story.

From a valuation perspective, we believe shares of both Trust and Prime are currently trading at a significant discount to where similar assets are trading in the private market. Trust is currently trading at a trailing 12-month NOI cap rate of approximately 8.4% and Prime is currently trading at a trailing 12-month NOI cap rate of approximately 9.4%. Based on deals we have seen trade and other market information from industry consultants, for Trust we believe similar assets to those in its portfolio are trading in the private market at an approximate trailing 12-month NOI cap rate of 7.0% or better while the Prime portfolio’s estimated private market cap rate is 6.5% or better. We believe these private market cap rates would imply share prices for Trust and Prime of $15.85 and $27.60, respectively.

Now let’s review the second quarter highlights. From a macro perspective, the fundamentals in the lodging sector continued to exhibit positive trends in the second quarter with strong demand growth and supply growth remaining well below historical averages. Currently, PKF projects that supply will only grow by 1.2% in 2015 while demand will grow at a 3.1% pace. With occupancy at all-time highs, this dynamic should lead to continued strong RevPAR and EBITDA growth. In the second quarter, these positive trends supported strong performance at both of our platforms as Trust’s second quarter RevPAR for all hotels increased 6.6% while Prime’s RevPAR grew 9.0%. Much of this growth is attributable to the successful revenue initiatives we have implemented in both of these platforms as our hotels continue to outperform their competitive sets.

On the transaction front, we had some notable activity during the quarter. Trust closed on the Le Pavillon Hotel in New Orleans for $62.5 million, including $4 million in key money consideration provided by Ashford Inc. This was the first Trust deal to utilize the new key money concept that Ashford Inc. recently announced. Subsequent to the end of the quarter, Trust also closed on the acquisition of the W Atlanta Downtown hotel for $56.8 million.

Prime announced the $85 million acquisition of the award-winning Bardessono Hotel in Yountville, CA in the attractive Napa Valley market. Ashford Inc. provided $2 million in key money consideration for this transaction, the first key money deal for Prime, which closed subsequent to quarter end.

In closing, we are proud of the strong operating performance we have continued to generate at both platforms in the second quarter and believe we are well positioned for a strong second half of 2015 as the market fundamentals in our business remain positive. We expect the more simplified and defined strategy of Trust to drive superior long-term returns for our shareholders and we continue to focus on generating value-creating opportunities for both platforms.

As always, maximizing shareholder value is our primary goal and our significant ownership in the platforms and revolutionary advisory agreements ensure the alignment of management’s interests with our shareholders. We thank you all for your continued support and look forward to updating you on our progress on future calls. I will now turn the call over to Deric to review our second quarter financial performance.

Financial Review – Deric Eubanks

Thanks, Monty.

For the second quarter of 2015, Trust reported AFFO per diluted share of $0.49 compared with $0.39 a year ago. This reflects a 26% growth rate over the prior year. Prime reported AFFO per diluted share of $0.60 compared with $0.45 a year ago. This represents 33% growth over the prior year.

For the second quarter, we reported Adjusted EBITDA of $120.0 million for Trust and $29.1 million for Prime. These results reflected a 24% growth rate over the prior year for Trust and a 12% growth rate for Prime.

At quarter’s end, Trust had total assets of $5.0 billion in continuing operations. It had $3.7 billion of mortgage debt in continuing operations with a blended average interest rate of 4.96%. The debt is currently 35% fixed rate and 65% floating rate, all of which have interest rate caps in place. Including the market value of Trust’s equity investment in Prime and Ashford Inc., Trust ended the quarter with net working capital of $558 million. Subsequent to quarter’s end, Trust distributed its equity investment in Prime to its shareholders.

Prime, at quarter’s end, had total assets of $1.3 billion in continuing operations. It had $762 million of mortgage debt in continuing operations of which $49.2 million related to its joint venture partner’s share of the debt on the Capital Hilton and Hilton La Jolla Torrey Pines. Prime’s total combined debt had a blended average interest rate of 4.53% and is currently 55% fixed rate and 45% floating rate, all of which have interest rate caps in place. Prime ended the quarter with net working capital of $245 million.

As of June 30, 2015, the Trust portfolio consisted of 127 hotels with 27,180 net rooms and the Prime portfolio consisted of 10 hotels with 3,472 net rooms.

On the financing front, during the second quarter, Trust closed on a $25.1 million non-recourse mortgage loan for the Lakeway Resort & Spa in Austin, TX and a $43.75 million non-recourse mortgage loan on Le Pavillon Hotel in New Orleans.

Turning to Prime, during the quarter, Prime closed on a private placement of its 5.5% Series A Cumulative Convertible Preferred Stock in a 144A offering for $65 million in gross proceeds. This transaction enables further platform growth without raising common equity at the currently depressed prices.

Trust’s share count currently stands at 120.4 million fully diluted shares outstanding which is comprised of 101.2 million shares of common stock and 19.2 million OP units. Trust has 20.4 million OP units but as a result of the current conversion factor being less than one for one, these units are convertible into approximately 19.2 million shares of common stock. Prime’s share count currently stands at 32.5 million fully diluted shares outstanding which is comprised of 24.2 million shares of common stock and 8.3 million OP units.

With regard to dividends, the Board of Directors of Trust declared a second quarter 2015 cash dividend of $0.12 per share, or $0.48 per share on an annualized basis. The Board of Directors of Prime declared a second quarter 2015 cash dividend of $0.10 per share, or $0.40 per share on an annualized basis, which is a 100% increase over the prior dividend. The adoption of a dividend policy does not commit either company to declare future dividends. Both Trust and Prime will continue to review their dividend policies on a quarter-to-quarter basis.

Finally, subsequent to quarter end, Trust distributed the remaining units of Prime’s operating partnership and shares of Prime common stock that Trust owned to partners of Trust’s operating partnership and Trust’s shareholders, respectively. The distribution, which equated to approximately 0.04 shares of Prime common stock for every share of Trust common stock owned was completed through a pro-rata, taxable dividend of Prime common stock on July 27, 2015. Trust no longer has any ownership interest in Prime.

This concludes our financial review. I’d now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management – Jeremy Welter

Thank you, Deric.

During the second quarter Trust grew RevPAR by 6.6%. Trust assets continued to outperform their competitive sets, gaining 70 basis points of market share index. This marks the 6th consecutive quarter that Trust has gained market share.

Moving to the Prime portfolio, RevPAR by 9% during the quarter. The west coast properties primarily drove this growth, with a combined RevPAR increase of 12.1%. The Courtyard Philadelphia Downtown continued its strong year, growing RevPAR by 14.6%, outperforming competitors by 170 basis points.

The Washington, DC assets in the Trust portfolio showed particular strength this quarter, producing a combined 12.5% increase in RevPAR. This strength was broad-based, with 7 of 10 assets growing by double digits, and encompassed the Downtown, Crystal City, and suburban markets. We continue to feel optimistic about the long-term Washington, DC market outlook. The influx of new supply in 2014 has been mostly absorbed, and Smith Travel Research projects tepid supply growth over the next 24 months. This combined with an improving citywide calendar in 2016 and 2017 suggests continued favorable market conditions.

Oil prices remained relatively low in the second quarter, primarily impacting the Houston market. Trust assets in that market grew RevPAR by 1.7%. We were pleased to see our Dallas/Fort Worth assets remain largely unaffected, as they represent a larger portion of the portfolio. Trust assets in Dallas/Fort Worth grew RevPAR by 7.3%, and the Marriott Plano in the Prime portfolio grew RevPAR by 9.7%. We maintain a positive outlook for the Dallas/Fort Worth market, and believe its diversified demand drivers will continue to shield our assets from the negative impact of cheaper oil.

Lastly, in August of 2013, Trust announced a plan to convert the Beverly Hills Crowne Plaza to a Marriott. We had identified a gap in the supply of Marriott rooms in that market, with no full-service Marriott within six and a half miles of the property. In preparation for the conversion, we began a comprehensive renovation. During the second quarter, Ashford proudly announced the completion of the new product, which successfully opened on June 30, 2015 as the Marriott Beverly Hills. We are excited for the future performance of this property, and believe it will be a valuable addition to the Trust Portfolio.

I will now hand the call over to Douglas.

Capital Market Strategies – Douglas Kessler

Thank you Jeremy. As Monty mentioned, in the second quarter we continued to successfully execute on our investment strategies.

Consistent with its new strategy, in June and subsequent to the end of the quarter, Trust announced the acquisition of a number of high quality assets with great locations and growing demand drivers. These included the $62.5 million acquisition of the 226-room Le Pavillon Hotel in New Orleans, the $56.8 million acquisition of the 237-room W Atlanta Downtown, and the $101 million acquisition of the iconic W Minneapolis Hotel – The Foshay and the Le Meridien Chambers Minneapolis. All of these assets are well-

aligned with Trust’s refined investment strategy and we anticipate them to be accretive contributors to our performance going forward.

Turning to Prime, during the second quarter, we announced the acquisition of the leasehold interest in the award-winning 62-room Bardessono Hotel and Spa in Yountville, CA for a total consideration of $85 million. This acquisition closed subsequent to quarter end providing Prime with a foothold in the attractive Napa Valley market. Given the superb quality of this recently built asset, its unique location and extraordinary RevPAR generation, the highest in the Prime portfolio, this property aligns perfectly with Prime's strategy of investing in luxury assets in gateway and resort markets.

Our investment strategies are focused, as Prime will continue to focus on high quality, high-RevPAR assets in gateway and resort markets and Trust, with its refined investment strategy, will focus on full-service, upper upscale hotels. We believe both of these platforms are well positioned to capitalize on the attractive lodging market conditions and will have opportunity to grow both organically and through acquisitions. As always, our goal is to provide you with superior returns across our platforms, something our track record clearly demonstrates.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending – Monty Bennett

Thank you all for your participation today. We look forward to speaking with you again on our next call and seeing you at our Investor Day which has been scheduled for October 20th in New York.